Exhibit 99.1

                                Press Release

Release Date:  December 6, 2005                     Contact:  Thomas A. Vento
               at 4:30 p.m. EST                               President
                                                              Joseph R. Corrato
                                                              Executive Vice
                                                              President
                                                              (215) 755-1500


PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH QUARTER AND YEAR
                                 END RESULTS

     Philadelphia, Pennsylvania (December 6, 2005) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the recently formed "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $793,000 for the quarter ended September 30, 2005 as compared to $716,000 for the same period in 2004, an increase of 10.8%. For the year ended September 30, 2005, the Company earned $3.4 million as compared to $2.5 million for the year ended September 30, 2004, an increase of 37.2%. Earnings per share on the Company's outstanding common shares was $0.07 for the quarter ended September 30, 2005.

     Tom Vento, President and Chief Executive Officer, stated "It has been a truly memorable year for us. From the successful completion of the mutual holding company reorganization and related subscription offering, which generated $54.9 million in net proceeds, to record net income of $3.4 million for the year ended September 30, 2005, an increase of 37.2% from 2004. Our total assets have grown to $446.6 million, an increase of $40.0 million or 9.8% from the prior year. We are encouraged by these results and look forward to continued growth while continuing to provide our customers with the excellent service that they have come to expect from us as a community bank."

     On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total shares issued by the Company in the reorganization, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

     At September 30, 2005, the Company's total assets were $446.6 million, an increase of $40.0 million or 9.8% from $406.6 million at September 30, 2004. The increase was primarily due to increases in net loans receivable, cash and cash equivalents and investment securities held-to-maturity. Our net loan portfolio experienced a $23.5 million or 15.5% increase to $175.1 million as we continued our emphasis on growing the loan portfolio. The majority of the growth in the loan portfolio was concentrated in construction, commercial real estate and single-family residential loans. The increase in cash and cash equivalents of $16.7 million to $26.8 million is the result of the receipt of proceeds from the subscription offering. A portion of the proceeds from the offering have been invested, contributing to the increase in investment securities held-to-maturity of $15.0 million or 13.1% to $129.8 million. Partially offsetting such increases was a decrease in mortgage-backed securities held to maturity of $14.1 million or 17.4% to $66.8 million at September 30, 2005 as a result of prepayments and repayments due to the interest rate environment existing during the twelve months ended September 30, 2005.

     Total liabilities decreased $11.7 million or 3.2% to $355.8 million at September 30, 2005 from $367.5 million at September 30, 2004. The decrease was primarily due to a $12.7 million or 3.6% decrease in total deposits to $336.5 million at September 30, 2005. Such decrease reflected declines in NOW accounts of $9.6 million, savings accounts of $7.2 million and certificates of deposit of $6.6 million, as we have allowed some of the higher costing deposits to run-off by keeping our interest rates competitive. These decreases were offset in part by an increase in money market deposit accounts of $10.7 million.

     Stockholders' equity increased by $51.7 million to $90.8 million at September 30, 2005 as compared to $39.1 million at September 30, 2004 primarily due to the receipt of the $54.9 million in net proceeds from the subscription offering. Retained earnings increased $2.3 million to $40.6 million primarily as a result of the $3.4 million in net income for fiscal year ended September 30, 2005 offset in part by the Company's cash dividends of $964,000 and also by the Bank's $100,000 capitalization of Prudential Mutual Holding Company in connection with the completion of the mutual holding company reorganization.
In addition, the Bank's employee stock ownership plan ("ESOP"), which was unable to purchase any shares in the subscription offering, purchased 452,295 shares of common stock at a total cost of $4.5 million in open market purchases, such amount representing 8% of the shares sold to depositors.

     Also during the year ended September 30, 2005, the Company repurchased 66,300 shares of the Company's outstanding common stock pursuant to the Company's previously announced stock repurchase program that was approved by the Company's Board of Directors during the quarter ended June 30, 2005. Repurchases are authorized to be made by the Company from time to time in open-market transactions during the twelve months subsequent to the announcement as, in the opinion of management, market conditions warrant. The repurchased shares are held as treasury stock and are available for general corporate purposes.

     Net interest income increased $294,000 or 10.6% to $3.1 million for the three months ended September 30, 2005 as compared to $2.8 million for the same period in 2004. The increase was due to a $533,000 or 10.6% increase in interest income offset by a $239,000 or 10.6% increase in interest expense.
The increase in interest income resulted from an increase of $40.5 million or 10.3% in the average balance of interest-earning assets for the three months ended September 30, 2005, as compared to the same period in 2004. The weighted average yield earned on such assets remained relatively consistent for the two periods. The increase in interest expense resulted from a 38 basis point increase to 2.85% in the weighted average rate paid on interest-bearing liabilities offset in part by a $15.6 million or 4.3% decrease in the average balance of interest-bearing liabilities for the three months ended September 30, 2005, as compared to the same quarter in 2004.

     For the year ended September 30, 2005, net interest income increased $1.3 million or 12.1% to $11.8 million as compared to the year ended September 30, 2004. Net interest income increased primarily due to a $1.6 million or 8.0% increase in interest income which reflected the effect of a $26.8 million increase in the average balance of interest-earning assets during the year ended September 30, 2005 combined with a six basis point increase to 5.03% in the weighted average yield earned on such assets. Interest expense during the year ended September 30, 2005 experienced a modest increase of $295,000 or 3.3% as a result of a 16 basis point increase in the weighted average rate paid on interest-bearing liabilities offset in part by a $10.0 million or 2.7% decrease in the average balance of interest-bearing liabilities as compared to the year ended September 30, 2004.

     For the quarter and year ended September 30, 2005, the net interest margin was 2.82% and 2.81%, respectively, as compared to 2.81% and 2.68% for the comparable periods in 2004. The improvement in our net interest margin in the fiscal 2005 periods reflected in large part the increase in the balance of net interest-earning assets resulting from the completion of the stock offering.

     We did not make any provision for loan losses for the quarter and year ended September 30, 2005 as compared to $10,000 and $50,000 for the quarter and year ended September 30, 2004. No provision was made during the 2005 year as we feel our allowance for loan losses is adequate based on management's periodic evaluations. At September 30, 2005, the Company's non-performing assets totaled $599,000 and its allowance for loan losses totaled $558,000 or 0.3% of total loans.

     Non-interest income decreased $11,000 and $14,000 for the quarter and year ended September 30, 2005, respectively, as compared to the same periods in 2004. The decreases were primarily due to decreases in fees and other service charges, mostly attributable to decreases in ATM fees and checking account fees.

     Non-interest expense increased $38,000 for the quarter ended September 30, 2005 compared to the same quarter in 2004. The increase was primarily due to increases in professional services expense and director compensation of $154,000 and $44,000, respectively, combined with a $150,000 decrease in litigation expense as a result of an insurance reimbursement received by the Company in the quarter ended September 30, 2004 related to a litigation settlement. These increases were partially offset by a decrease in salaries and employee benefits of $306,000, mostly attributable to a decrease in pension expense of $460,000, offset in part by an increase in salaries of $111,000 due to an increase in the number of employees and normal pay rate increases. Non-interest expense decreased $254,000 for the year ended September 30, 2005 compared to the year ended September 30, 2004 primarily due to decreases in salaries and employee benefits, litigation expense and other operating expense of $282,000, $134,000, and $201,000, respectively. These decreases were partially offset by increases in professional services expense, director compensation and data processing expense of $194,000, $111,000 and $53,000, respectively. Increases in professional services and director compensation are mostly due to increase costs of operating as a public company, such as increased accounting, auditing and consulting fees and additional meetings for directors.

     Income tax expense for the year ended September 30, 2005 amounted to $1.9 million with an effective income tax rate of 35.7% compared to income tax expense of $1.2 million with an effective income tax rate of 33.5% for the year ended September 30, 2004.


     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

     This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


                                                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                                   (Unaudited)

                                                   At September 30,         At September 30,
                                                         2005                     2004
                                              _________________________  _______________________
                                                             (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                          $446,592                  $406,638
Cash and cash equivalents                               26,815                    10,061
Investment securities:
  Held-to-maturity                                     129,840                   114,806
  Available-for-sale                                    38,584                    40,287
Mortgage-backed securities held-to-maturity             66,828                    80,932
Loans receivable, net                                  175,091                   151,565
Deposits                                               336,468                   349,159
FHLB advances                                           13,823                    13,862
Stockholders' equity                                    90,825                    39,099
Full service offices                                         6                         6


                                       Three Months Ended              Year Ended
                                          September 30,               September 30,
                                   __________________________  __________________________
                                       2005          2004          2005          2004
                                   ____________  ____________  ____________  ____________
                                        (Dollars in Thousands Except Per Share Data)
Selected Operating Data:
Total interest income                 $5,546        $5,013       $21,077       $19,513
Total interest expense                 2,486         2,247         9,297         9,002
Net interest income                    3,060         2,766        11,780        10,511
Provision for loan losses                  -            10             -            50
Net interest income after
  provision for loan losses            3,060         2,756        11,780        10,461
Total non-interest income                138           149           567           581
Total non-interest expense             1,923         1,885         7,069         7,323
Income before income taxes             1,275         1,020         5,278         3,719
Income taxes                             482           304         1,886         1,246
Net income                               793           716         3,392         2,473
Basic earnings per share (1)            0.07            NA          0.15            NA
Diluted earnings per share (1)          0.07            NA          0.15            NA

Selected Operating Ratios(2):
Average yield on interest-
  earning assets                        5.10%         5.09%         5.03%         4.97%
Average rate on interest-bearing
  liabilities                           2.85%         2.47%         2.64%         2.48%
Average interest rate spread(3)         2.25%         2.62%         2.39%         2.49%
Net interest margin(3)                  2.82%         2.81%         2.81%         2.68%
Average interest-earning assets
  to average interest-bearing
  liabilities                         124.78%       108.29%       118.81%       108.16%
Net interest income after
  provision for loan losses to
  non-interest expense                159.04%       146.21%       166.64%       142.85%
Total non-interest expense to
  average assets                        1.73%         1.84%         1.64%         1.80%
Efficiency ratio(4)                    60.14%        64.67%        57.25%        66.02%
Return on average assets                0.71%         0.70%         0.79%         0.61%
Return on average equity                3.49%         7.34%         5.14%         6.50%
Average equity to average assets       20.42%         9.54%        15.30%         9.36%


                                                                                At or for the
                                                               ____________________________________________
                                                                 Three Months Ended        Year Ended
                                                                    September 30,         September 30,
                                                               ____________________________________________
                                                                   2005       2004       2005      2004
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)       0.14%      0.32%      0.14%     0.32%
Non-performing assets as a percent of total assets(6)               0.13%      0.25%      0.13%     0.25%
Non-performing assets and troubled debt restructurings as a
  percent of total assets(6)                                        0.13%      0.25%      0.13%     0.25%
Allowance for loan losses as a percent of non-performing loans    233.47%    116.49%    233.47%   116.49%
Net charge-offs to average loans receivable                         0.00%      0.03%      0.00%     0.03%

Capital Ratio(5)(7)
Tier 1 leverage ratio
   Company                                                         20.98%       N/A      20.98%      N/A
   Bank                                                            14.55%      9.39%     14.55%     9.39%
Tier 1 risk-based capital ratio
   Company                                                         48.54%       N/A      48.54%      N/A
   Bank                                                            34.71%     24.50%     34.71%    24.50%
Total risk-based capital ratio
   Company                                                         48.98%       N/A      48.98%      N/A
   Bank                                                            35.16%     25.22%     35.16%    25.22%

___________________________________

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, earnings per share is shown for the quarter ended September 30, 2005 and for the period March 30, 2005 through September 30, 2005. There were no shares of common stock outstanding during the 2004 periods.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due.
It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and repossessed automobiles.

(7) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, capital ratios for the Company are not shown for the quarter and year ended September 30, 2004.